Exhibit 99.1

Barfresh Provides Fourth Quarter and Full Year 2023 Results and Business Update

Company Achieves Second Highest Fiscal Year Revenue in Company History Despite Restricted Supply of Smoothie Bottle Product Throughout Fiscal Year 2023 and National Carton Supply Shortage in Fourth Quarter 2023

Revenue of $8.1 Million and Gross Margins of 36% for Fiscal Year 2023

On Track to Generate Record Revenue Compared to Any Other First Quarter in Company History and Sequential Adjusted EBITDA Improvement for First Quarter 2024

Company Secured Additional Smoothie Bottle Capacity with Existing Bottle Manufacturer at End of Fiscal Year 2023 and is Focused on Replacing Lost Bottle Manufacturer in Fiscal Year 2024

LOS ANGELES, February 29, 2024 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update for the full year ended December 31, 2023.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We delivered our Company’s second highest fiscal year revenue and year-over-year margin improvement for 2023, despite being without our largest bottle manufacturer, as we benefitted from a full year of sales of our higher margin smoothie carton product. Fourth quarter revenue and Adjusted EBITDA results did however fall short of our expectations due to an industry-wide carton shortage that resulted in lost sales of our smoothie carton product beginning in early December. While the issue has since resolved itself and we are back to full carton production, it did impact the first six weeks of sales in fiscal year 2024.”

Mr. Delle Coste continued, “Heading into fiscal year 2024, we have increased capacity with our existing bottle manufacturer and our carton manufacturer has completed all the engineering changes needed to provide them the ability to increase capacity to approximately 25 million to 30 million units annually. Additionally, we were very close to signing on a new bottle manufacturer for fiscal year 2024; however, due to internal issues on their side they were unable to execute the contract. We are currently exploring other opportunities while we wait to see if they can resolve the issues on their end and expect to have a new bottle manufacturing partner before the beginning of the new school year in August 2024, which will provide us the needed capacity to support our long-term growth plans.”

Fourth Quarter of 2023 Financial Results

Revenue for the fourth quarter of 2023 was $1.9 million, compared to $1.4 million in the fourth quarter of 2022. The increase in revenue is the result of improved supply due to increased capacity in carton production, and the return of lost customers caused by the loss last year of the Company’s largest bottle manufacturer of Twist & Go™, partially offset by an industry-wide shortage of 4-ounce and 8-ounce cartons that began toward the end of the fourth quarter of 2023. Gross margins for the fourth quarter of 2023 were 33%, compared to 36% for the fourth quarter of fiscal year 2022.

Net loss for the fourth quarter of 2023 was $701,000, as compared to a loss of $1.9 million in the fourth quarter of 2022. Selling, marketing and distribution for the fourth quarter of 2023 was $624,000, compared to $625,000 in the fourth quarter of 2022. G&A expenses for the fourth quarter of 2023 decreased 31% to $629,000 compared to $912,000 in the fourth quarter of 2022. The decrease in G&A was driven by a decrease in personnel cost resulting primarily from a reduction in headcount and a reduction in performance-based stock compensation.

Fiscal Year 2023 Financial Results

Revenue for the full year of 2023 was $8.1 million, compared to $9.2 million in the same period of 2022. Revenue in 2022 was negatively impacted by a $493,000 claims estimate resulting from the voluntary product withdrawal of Twist & Go™. Excluding the refund claims estimate, revenue for the full year of 2022 was $9.7 million. The decline in revenue is the result of limited supply and lost customers caused by the loss last year of the Company’s largest bottle manufacturer of Twist & Go™, as well as an industry-wide shortage of cartons that began toward the end of fiscal year 2023. Gross margins for the full year of 2023 were 36%, compared to 16% for 2022. Gross margin for the full year of 2022 adjusted for the product withdrawal was 30%. The year over year improvement is the result of favorable product mix, pricing actions and a slight improvement in the cost of supply chain components.

Net loss for the full year of 2023 was $2.8 million, as compared to $6.1 million in the same period of 2022. Net loss for the full year of 2022 was impacted by $1.8 million in charges related to the product withdrawal and a $746,000 non-cash asset impairment charge related to idle equipment resulting from overcapacity for the Company’s single-serve products and equipment held at the manufacturer. Selling, marketing and distribution for the full year of 2023 decreased approximately 9% to $2.6 million, compared to $2.9 million in the same period of 2022. The decrease is a result of decreased sales and marketing personnel costs and outbound freight as a result of decreased shipments. G&A expenses for the full year of 2023 decreased approximately 24% to $2.7 million, compared to $3.5 million in the same period of 2022. The decrease in G&A was driven by a decrease in personnel cost resulting primarily from a reduction in headcount and the confirmation and recognition of the Company’s 2021 COVID-related tax credit, a reduction in legal, professional, and consulting fees, and a reduction in research and development expense that was elevated in 2022 as the Company incurred pre-production expense related to the launch of its carton packaging format.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including stock compensation, stock issued for services, and other non-recurring costs such as those associated with the product withdrawal, asset impairment and the Company’s NASDAQ uplift in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA was a loss of approximately $427,000 for the fourth quarter of 2023, compared to a loss of approximately $833,000 for the fourth quarter of 2022. Adjusted EBITDA for the full year 2023 was a loss of $1.7 million, compared to a loss of $2.4 million for the same period of 2022. A reconciliation of net loss to Adjusted EBITDA is provided below.

	For the three months ended December 31,		For the year ended December 31,
	2023	2022	2023	2022
Net loss	$(701,000)	$(1,858,000)	$(2,824,000)	$(6,134,000)

Depreciation and amortization	94,000	98,000	419,000	446,000
Interest expense	3,000	-	6,000	-
EBITDA	(604,000)	(1,760,000)	(2,399,000)	(5,688,000)

Stock based compensation, employees and board of directors	113,000	212,000	539,000	536,000
Stock issued for services	-	-	4,000	32,000
Sales claims resulting from product withdrawl (1)	-	(137,000)	-	493,000
Inventory related costs due to product withdrawl (1)	-	-	-	932,000
Operating expense related to withdrawn product and related dispute (1)	64,000	106,000	182,000	329,000
Asset impairment (2)	-	746,000	-	746,000
NASDAQ uplist (3)	-	-	-	175,000
Adjusted EBITDA	$(427,000)	$(833,000)	$(1,674,000)	$(2,445,000)

(1) Barfresh experienced a quality issue with product manufactured by one of its contract manufacturers, which is the subject of a legal dispute as to the source of complaints received. As a result, product was withdrawn from the market and inventory on hand was destroyed. The results reported in the third and fourth quarters of 2022 include the estimated impact of such actions, some of which were carried out in 2023. Operating expense in 2022 includes storage and freight associated with expected refunded product and legal expense incurred with respect to the dispute. Expenses incurred in the year ended December 31, 2023 include legal expense and inventory disposal costs in excess of original estimates.

(2) Barfresh impaired idle equipment resulting from overcapacity for single-serve products and equipment that is held by the contract manufacturer that is the subject of the dispute noted in (1).

(3) Represents various non-recurring costs associated with the January 2022 uplist of our common stock to the Nasdaq Capital Market exchange.

Balance Sheet

As of December 31, 2023, the Company had approximately $1.9 million of cash, and approximately $1.2 million of inventory on its balance sheet.

Commentary and Outlook for 2024

The Company expects to achieve record fiscal year revenue for fiscal year 2024.

The Company expects to achieve higher gross profit in 2024 compared to 2023 with gross profit margins for 2024 expected to be in the high 30’s.

Supplier Dispute

During the third quarter of 2022, Barfresh received customer complaints related to the textural consistency of some of the Company’s Twist & Go™ bottle product, which was isolated to one manufacturer. The product was found to be safe for consumption but did not meet the textural standards as outlined in the supply agreement with the manufacturer. In response, Barfresh withdrew product from the market and destroyed on-hand inventory. Barfresh attempted to resolve the issues by informal negotiation, as contractually required prior to filing suit; however, such negotiations were unsuccessful. Barfresh filed a complaint on November 10, 2022, in the Federal District Court in Los Angeles against the manufacturer. In response, the manufacturer terminated the supply agreement. On January 20, 2023, Barfresh filed a voluntary dismissal of the complaint which allows the parties to reach a potential resolution outside of the court system. However, as the parties were once again unable to come to an agreement, Barfresh re-filed the complaint in California State Court in August 2023 and the case continues to progress through the court system. Due to the uncertainties surrounding the claim, Barfresh is not able to predict either the outcome or a range of reasonably possible recoveries that could result from its actions against the manufacturer, and no gain contingencies have been recorded. The total impact of the product withdrawal and loss of a manufacturer of Twist & Go™ bottle product may be subject to change.

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, February 29, 2024, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, March 14, 2024. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13744104. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary, patented system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com